Exhibit 10.1

Special Performance Share Award Agreement

Staples, Inc.

Employer ID: 04-2896127

500 Staples Drive

Framingham, MA 01702

«FirstName» «LastName»	EMPLOYEE ID:
«Address1»	LOCATION:

«Address2»

«City», «State»  «Zip»

«Country»

Staples, Inc. (“Staples”) hereby agrees to award to the recipient named above (the “Recipient”) on the date set forth below (the “March 2013 Board Meeting Date”) the number of shares of Common Stock of Staples (the “Shares”), in accordance with and subject to the terms, conditions, and restrictions of this Agreement (as defined below). If the conditions described below are satisfied, such award will be made under the terms of Staples’ Amended and Restated 2004 Stock Incentive Plan, as further amended or restated from time to time (the “Plan”), on the March 2013 Board Meeting Date.

Date of Agreement:	July 1, 2010
Performance Cycle:	FY 2010 — FY 2012
Total Number of Shares @ Target:	[ ]
March 2013 Board Meeting Date:	See section 2(b) of the SPSA Terms
Vesting Dates:	See below

Vesting Date	Percentage of Shares Vesting on Vesting Date
March 2013 Board Meeting Date	33%
First anniversary of the March 2013 Board Meeting Date	33%
Second anniversary of the March 2013 Board Meeting Date	34%

By your acceptance of this Special Performance Share Award Agreement (“SPSA”), you agree that any Shares will be awarded under and governed by the terms and conditions of the Plan, the SPSA and the Special Performance Share Award Agreement  — Terms and Conditions (“SPSA Terms”), which is attached hereto (this SPSA and the SPSA Terms are together referred to as the “Agreement”).

Performance Objectives:  As more fully described in the SPSA Terms, the number of Shares awarded on the March 2013 Board Meeting Date shall be determined based on extent to which certain Earnings Per Share (“EPS”) and Return on Net Asset (“RONA”) objectives (the “Performance Objectives”), which will be established in each year of the three-year Performance Cycle, are achieved.   The EPS and RONA Performance Objectives each will be weighted 50%.   All awards of Shares require certification of the Staples Board of Directors at the end of the Performance Cycle that the Performance Objectives have been satisfied.  The following are the Performance Objectives for fiscal year 2010, the first fiscal year of the Performance Cycle.

SPECIAL PERFORMANCE SHARE AWARD SCHEDULE

	FY 2010 EPS*	FY 2010 RONA	% Target Shares Earned and Awarded
Threshold			50%
			75%
Target			100%
			125%
Maximum			133%

For purposes of this Agreement, “EPS” means earnings per share on a fully diluted basis calculated in a manner consistent with the method used by Staples for financial planning purposes.

The total number of shares at target (the “Target Award”) shall remain fixed for the balance of the Performance Cycle.  One-third of the Target Award will be applied as a target amount for each of the fiscal years within the Performance Cycle.  The Performance Objectives for fiscal years 2011 and 2012, the second and third fiscal years of the Performance Cycle, will be established within 90 days of the beginning of the respective fiscal year and communicated to you.

Accepted by:	Staples, Inc.

Ronald L. Sargent
«FirstName» «LastName»	Chairman and Chief Executive Officer

SPECIAL PERFORMANCE SHARE AWARD AGREEMENT — Terms and Conditions

1.             Award.  If all the conditions set forth in this Agreement are satisfied, on the March 2013 Board Meeting Date (as defined below in Section 2(b)) an award of Shares will be made under the Plan to the Recipient named in the accompanying SPSA. No Shares will be delivered to the Recipient or transferred into the Recipient’s name until the March 2013 Board Meeting Date (except as provided in Section 7), and the Recipient shall have no rights to any Shares or any rights associated with such Shares (such as dividend or voting rights) until the March 2013 Board Meeting Date (if an award of Shares on the March 2013 Board Meeting Date shall be made, the Recipient (a) shall have the right to vote the Shares and act in respect of the Shares at any meeting of stockholders, but (b) shall not have any rights to receive cash dividends with respect to any unvested Shares).  Except where the context otherwise requires, the term “Staples” shall include any parent and all present and future subsidiaries of Staples as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the SPSA.

2.              Conditions for the Award.  Except as provided  in Sections 3 and 7, an award of Shares on the March 2013 Board Meeting Date shall be made, and the shares shall be considered to “vest”, only if:

(a)           The Recipient is, and has continuously been, an employee of, or a consultant to, Staples (or any Surviving Corporation (as defined below in Section 7(a)) beginning with the date of this Agreement and continuing through the Vesting Date; and

(b)           The Performance Objectives during the Performance Cycle are satisfied.  The Board of Directors, upon recommendation of the Committee, must determine and certify on the date of its first regularly scheduled meeting following the end of the Performance Cycle (generally in March) whether, and to what extent, the Performance Objectives have been achieved.  The date on which the Board of Directors certifies that the Performance Objectives have been satisfied shall be the “March 2013 Board Meeting Date” for purposes of this Agreement.

To determine the number of Shares to be awarded for a Performance Cycle, the Committee will add the amounts earned in relation to the Performance Objectives achieved for each fiscal year within the Performance Cycle and (subject to the other provisions of this Agreement, including Section 2(a), Section 3, Section 7 and Section 8) award such number of Shares in accordance with this Section 2.  In making its determination, the Committee may adjust the Performance Objectives to take into account accounting changes, certain acquisitions and divestitures and related charges, other special one-time or extraordinary gains and/or losses and other one-time or extraordinary events as permitted under the Plan; provided that the Committee may not adjust the Performance Objectives to take into account foreign currency exchange rate fluctuations, changes in corporate tax rates or recurring store closures consistent with historic patterns (with widespread, out of the ordinary store closures not being consistent with historic patterns).  In measuring the achievement of Performance Objectives for any fiscal year within a Performance Cycle and calculating the number of Shares to be awarded at the end of a Performance Cycle, awards (unless otherwise expressly provided therein) will be linearly interpolated between the percentages set forth in the SPSA based upon actual results as determined by the Committee.

3.              Employment Events Affecting Payment of Award.

(a)           Except as provided in Section 3(b) and in Section 7, and subject to Section 8, if the Recipient is terminated by Staples other than for Cause (as defined below in Section 7(a)) on or prior to the March 2013 Board Meeting Date, the Recipient will nevertheless be awarded on the March 2013 Board Meeting Date the number of Shares determined under Section 2(b) for any completed fiscal years of the Performance Cycle during which the Recipient was employed by Staples and such Shares will be fully vested.  If the Recipient is terminated by Staples after the March 2013 Board Meeting Date but prior to a Vesting Date, all unvested Shares shall fully vest.

(b)           If the Recipient (i) dies or (ii) becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code), in each case on or prior to the March 2013 Board Meeting Date, then the Recipient or his estate will nevertheless be awarded on the March 2013 Board Meeting Date the number of Shares determined under Section 2(b) hereof as if the Recipient were still employed on the March 2013 Board Meeting Date and such Shares will be fully vested.  If the Recipient (i) dies or (ii) becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code), in each case after the March 2013 Board Meeting Date but prior to a Vesting Date, all unvested Shares shall fully vest.

(c)           If (i) the Recipient’s relationship with Staples is terminated by Staples for Cause (i) on or prior to the March 2013 Board Meeting Date or (ii) after the March 2013 Board Meeting Date but prior to a Vesting Date, no Shares will be issued, no unvested Shares will vest and this Agreement will be of no further force or effect.

(d)           Awards granted to Recipients are intended to be made solely on account of the attainment of the Performance Objectives.  Accordingly, no award made to a Recipient in which employment with Staples or an Affiliate is terminated as set forth in Section 3(a) will be made unless the Committee determines that the Performance Objectives for the applicable fiscal years within a particular Performance Cycle were achieved, and the Committee authorizes the payment of the award as described in Section 2(b).

4.             Delivery of Shares.  Staples shall, within 30 days of a Vesting Date (or, if applicable, the date the Shares vest under Section 3 or Section 7), effect the issuance of the Shares by delivering the Shares to a broker designated by the Recipient.

5.             No Special Employment or Similar Rights.  Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind Staples to continue the employment or other relationship of the Recipient with Staples for the period prior to or after the March 2013 Board Meeting Date.

6.              Adjustment Provisions.

(a) Changes in Capitalization.   In the event of any change in capitalization of Staples, as described in Section 9(a) of the Plan, the Recipient shall, with respect to the Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(a) of the Plan.

(b)  Liquidation or Dissolution.  In the event of a liquidation or dissolution of Staples, this Agreement shall be of no further force or effect and no Shares shall be awarded hereunder, provided that if such liquidation or dissolution also constitutes a Change in Control as defined in Section 7(a) hereof, then the provisions of Section 7 and not the provisions of this Section 6(b) shall govern.

(c) Reorganization Event.  In the event of a Reorganization Event as defined in Section 9(c)(1) of the Plan, the Recipient shall, with respect to the Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(c) of the Plan; provided that if such Reorganization Event also constitutes a Change in Control as defined in Section 7(a) hereof, then the provisions of Section 7 and not the provisions of this Section 6(c) shall govern.

(d)  Board Authority to Make Adjustments.  Any adjustments under this Section 6 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued with respect to Shares on account of any such adjustments.

7.              Change in Control.

(a)  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets, and such sale or disposition is consummated.

(ii) “Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 7(a)(i), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 7(a)(i), the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of Section 7(a)(i), the entity acquiring the majority of the assets being sold or disposed of by Staples.

(iii) “Cause,” as determined by Staples or the Surviving Corporation (which determination shall be conclusive), shall mean:

(A)          Willful failure by the Recipient to substantially perform his or her duties with Staples (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples has given the Recipient a written demand for substantial performance, which specifically identifies the areas in which the Recipient’s performance is substandard, and the Recipient has not cured such failure within 30 days after delivery of the demand.  No act or failure to act on the Recipient’s part will be deemed “willful” unless the Recipient acted or failed to act without a good faith or reasonable belief that his or her conduct was in Staples’ best interest; or

(B)           Breach by the Recipient of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Recipient and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(C)           Violation by the Recipient of the Code of Ethics; or

(D)          The Recipient’s engagement in intentional deceitful act(s) that results in (1) an improper personal benefit, or (2) injury to Staples; or

(E)           The Recipient’s engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples) that significantly contributes to Staples preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles; or

(F)           Failure by the Recipient to devote his or her full working time to the affairs of Staples except as may be authorized in writing by Staples’ CEO or other authorized Staples official; or

(G)           The Recipient’s engagement in business other than the business of Staples except as may be authorized in writing by Staples’ CEO or other authorized Staples official; or

(H)          The Recipient’s engagement in misconduct, which is demonstrably and materially injurious to Staples.

For purposes of the definition of Cause contained in Section 7(a) and Section 8 regarding forfeiture and recovery for Misconduct, any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.

(b) Effect of Change in Control. Notwithstanding the provisions of Section 2, if while the Recipient is employed by Staples (1) a Change in Control of Staples occurs on or prior to the March 2013 Board Meeting Date, then the greater of (X) a number of Shares equal to the Target Award or (Y) the number of Shares determined to be issuable under Section 2(b) of this Agreement will be awarded and fully vest or (2) if a Change in Control of Staples occurs after the March 2013 Board Meeting Date but prior to a Vesting Date, all unvested Shares will fully vest, in each case, if:

(i) At the time the Change in Control is deemed to occur, the Recipient:

(A) Is not offered employment with the Surviving Corporation (or is not allowed to continue his or her employment, if the Surviving Corporation is Staples) in a position (1) in which the title, employment duties and responsibilities, conditions of employment, and the level of compensation and benefits are at least equivalent to those in effect during the 90-day period immediately preceding the Change in Control and (2) that does not involve a relocation of the Recipient’s principal place of employment of more than an additional 50 miles from the Recipient’s primary residence at the time of the Change in Control, or

(B) Does not accept (or continue) employment with the Surviving Corporation (regardless of position, compensation or location) (other than as a result of retirement); or

(ii) Within one year following the date of the Change in Control, the Recipient either:

(A) Is discharged without Cause; or

(B) Resigns or retires because his or her title or employment duties and responsibilities are diminished, his or her conditions of employment are adversely changed, the level of his or her compensation and benefits are reduced, or his or her principal place of employment is relocated by more than an additional 50 miles from his or her primary residence at the time of the Change in Control.

Awards and vesting of Shares pursuant to clause (i) above will be effective immediately prior to the Change in Control.  Awards and vesting of Shares pursuant to clause (ii) above will be effective upon the date of discharge, resignation or retirement. The effective date for vesting pursuant to this Section 7(b) will be considered a Vesting Date hereunder.

8.              Forfeiture and Recovery for Misconduct

(a)           Right of Recovery.

Notwithstanding any other provision of the Plan or this Agreement to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined in this Section 8(a) below) that a Recipient has engaged in any of the conduct set forth in clauses (B) through (E) of Section 7(a)(iii) (which determination shall be conclusive, “Misconduct”), the Board, subject to the limitations set forth in this Section 8, may in its sole discretion (1) terminate such Recipient’s participation in the Plan and/or (2) treat any outstanding unvested Shares granted under the Plan as forfeited, and/or (3) demand that the Recipient pay in cash or transfer in Shares the amount described in Section 8(b); provided, however, that in the event the Board determines during the Recovery Period that the Recipient engaged in Misconduct as described in clause (E) of Section 7(a)(iii) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples’ financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples’ annual financial statements, the period during which the Recipient is employed by Staples and the period ending 18 months after the Recipient’s last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Recipient and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Recipient is employed by Staples and the period ending six months after the Recipient’s last day of employment.  If during the Recovery Period the Board gives written notice to the Recipient of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above.  Staples’ rights pursuant to this Section 8 shall terminate on the effective date of a Change in Control and no Recovery Period shall extend beyond that date except with respect to any Recipient for which the Board prior to such Change in Control gave written notice to such Recipient of potential Misconduct.

For purposes of administratively enforcing its rights under this Section 8, during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Recipient’s participation in the Plan, or with respect to any award under the Plan, or (2) temporarily withhold, in whole or in part, the award of any Shares pursuant to this Agreement and the vesting of any award or the transfer of any shares relating to any award made under the Plan.

 (b)          Amount of Recovery.

With respect to Misconduct described in Section 7(a)(iii)(B) (breach of agreement) and Section 7(a)(iii)(C) (violation of Code of Ethics), and in addition to Staples’ right to effect a termination of participation and a forfeiture of outstanding awards and unvested Shares under the Plan, at the Board’s discretion, vested Shares shall be deemed repurchased by Staples at a repurchase price of zero and ownership of all right, title and interest in and to the Shares shall be forfeited and revert to Staples as of the date of such termination; or, if the Recipient at such time no longer owns such Shares, Staples shall be entitled to recover from the Recipient the gross profit earned by the Recipient upon the disposition (whether by sale, gift, donation or otherwise) of such Shares.

With respect to Misconduct described in Section 7(a)(iii)(D) (intentional deceitful acts), and in addition to Staples’ right to effect a termination of participation and a forfeiture of outstanding awards and unvested Shares under the Plan, the Board may recover from the Recipient the amount (in cash or Shares) determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under this Agreement (value to be determined by the Target Award for any such forfeited outstanding awards and the grant date fair market value of any forfeited unvested Shares) and any amounts recovered from the Recipient under Staples’ cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.

With respect to Restatement Misconduct, and in addition to Staples’ right to effect a termination of participation and a forfeiture of outstanding awards and unvested Shares under the Plan, vested Shares that were the subject of an award with a Performance Cycle that includes any portion of a fiscal year that is the subject of an accounting restatement shall be deemed repurchased by Staples at a repurchase price of zero and ownership of all right, title and interest in and to such Shares shall be forfeited and revert to Staples as of the date of such termination; or, if the Recipient at such time no longer owns such Shares, Staples shall be entitled to recover from the Recipient (1) the gross profit earned by the Recipient upon the disposition (whether by sale, gift, donation or otherwise) of such Shares and (2) the gross profit earned by the Recipient upon the disposition (whether by sale, gift, donation or otherwise) of any securities of Staples during the twenty-four (24) month period following the first public issuance of the financial statements that are the subject of an accounting restatement.

The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof (including any proceeds from the sale or other disposition of Shares).  For purposes of any recovery of Shares, Staples may treat Shares as fungible and shall not be required to identify, trace, or recover specific Shares.  Staples’ right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for an Recipient’s Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Recipient’s employment with Staples, or taking other legal action against the Recipient.

The amount that may be recovered under this Section 8 shall be determined on a gross basis without reduction for taxes paid or payable by a Recipient.

9.             Withholding Taxes.  Staples’ obligation to deliver the Shares shall be subject to the Recipient’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.  Staples may deduct any such tax obligations from any payment of any kind otherwise due to the Recipient, including salary and bonus payments, and may withhold or sell a sufficient number of Shares on behalf of the Recipient to satisfy such tax obligations.  Subject to Staples’ prior approval, which may be withheld in its sole discretion, the Recipient may elect to satisfy such tax withholding obligations (i) by causing Staples to withhold Shares or (ii) by delivering to Staples shares of Common Stock already owned by the Recipient.

10.          Transferability.  This Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”) by the Recipient, except that this Agreement may be transferred by the laws of descent and distribution.  The Recipient may only transfer Shares that may be issued pursuant to this Agreement following a Vesting Date.

11.       Miscellaneous.

(a)  Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Recipient unless the Board of Directors determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Recipient.

(b)  All notices under this Agreement shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Recipient to his or her last known address on the employment records of Staples or at such other address as may be designated in writing by either of the parties to one another.

(c)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.